                                                                    EXHIBIT 4.61


                                                                             MCK
                                                                  Loan No. T0364

                                 LOAN AGREEMENT

       THIS LOAN AGREEMENT (this "Agreement") is made and entered into as of April 20, 1995, by and between the COBANK, ACB ("CoBank") and MERCURY CELLULAR OF KANSAS, INC., a corporation formed and existing under the laws of the State of Kansas (the "Borrower").

       SECTION 1. THE LOAN. On the terms and conditions set forth in this Agreement, and subject to Section 11, CoBank agrees to make a loan (the "Loan") to the Borrower, by means of one or more advances, during the period commencing on the date hereof and ending on but not including December 31, 1995, or such later date as CoBank may in its sole discretion authorize in writing (the "Termination Date"), in an aggregate outstanding principal amount not to exceed $17,100,000. Under the Loan, amounts borrowed and later repaid or prepaid may not be reborrowed.

       SECTION 2. PURPOSES AND USE OF PROCEEDS. The proceeds of the Loan shall be applied by the Borrower to finance (i) the acquisition of all the assets of Miscellco Communications, Inc. ("Miscellco") pursuant to the terms of that certain Acquisition Agreement, dated as of November 9, 1994, by and between Mercury, Inc. and Miscellco (the "Acquisition Agreement") and related acquisition costs; and (ii) capital expenditures and general corporate needs of the Borrower. The Borrower agrees that the proceeds of the Loan shall be used only for the purposes set forth in this Section 2.

       SECTION 3. AVAILABILITY. Subject to Section 1l, advances under the Loan will be made on any day on which CoBank is open for business (a "Business
Day"), except any day when Federal Reserve Banks are closed, within two
Business Days of receipt by CoBank of a written or telephonic request of an authorized employee of the Borrower; provided, however, that an authorized officer of the Borrower shall have provided CoBank with at least two Business Day's prior written notice of the date on which the first advance under the Loan is to be made (the "Funding Date"), and the Funding Date so designated shall not be later than May 15, 1995. Unless otherwise agreed, all advances will be made available by wire transfer of immediately available funds to such account or accounts as the Borrower may designate from time to time on forms supplied by CoBank. In making advances upon telephonic requests, CoBank shall be entitled to rely on (and shall incur no liability to the Borrower in acting upon) any request made by a person identifying himself or herself as one of the persons authorized by the Borrower to request advances hereunder, so long as the funds are wired to an account previously designated by the Borrower.

Loan Agreement/Mercury Cellular of Kansas
Loan No. T0364


       SECTION 4. INTEREST AND FEES.

              (A) RATE OPTIONS; ETC. The unpaid principal balance of the Loan shall accrue interest at the rate or rates determined or selected by the Borrower in accordance with this Subsection (A).

                     (1) VARIABLE RATE OPTION. As to any portion of the unpaid principal balance of the Loan selected by the Borrower (any such portion, and any portion selected pursuant to Subsection (A)(2), a "Portion" of the Loan), interest shall accrue pursuant to this variable rate option at a variable annual interest rate (the "Variable Rate") equal at all times to the sum of the National Variable Rate (as hereinafter defined) plus a margin (the "NVR Margin") equal to the percentage determined in accordance with Subsection (B). The term "National Variable Rate" shall mean the rate of interest established by CoBank from time to time as its National Variable Rate. The National Variable Rate is intended by CoBank to be a reference rate, and CoBank may charge other borrowers rates at, above, or below that rate. Any change in the National Variable Rate shall take effect on the date established by CoBank as the effective date of such change, and CoBank shall notify the Borrower promptly after any such change.

                     (2)    FIXED RATE OPTIONS.

                            (a) TREASURY RATE OPTION. As to any Portion or Portions of the Loan selected by the Borrower, interest shall accrue pursuant to this fixed rate option at a fixed annual interest rate (a "Treasury Rate") equal to the sum of the U.S. Treasury Rate (as hereinafter defined) plus a margin (the "Treasury Margin") equal to the percentage determined in accordance with Subsection (B) (subject to Subsection (C)). Under this option, the interest rate on any Portion of the Loan, in minimum amounts of $100,000, may be fixed for a period (any such period, and any period selected pursuant to Subsection (A)(2)(b), an "Interest Period") of one year or more but not beyond the Maturity Date (as defined in Section 5); provided, however, that such Interest Period may expire only on a Business Day; provided further, however, that in the written notice of the Funding Date given pursuant to Section 3, the Borrower may elect (i) to have a Portion of the Loan in the amount of $5,582,912.43 accrue interest at a fixed rate equal to 8.09% for an Interest Period commencing on the Funding Date and ending on February 17, 1998, and (ii) to have a Portion of the Loan in the amount of $1,924,676.00 accrue interest at a fixed rate equal to 8.73% for an Interest Period commencing on the Funding Date and ending on August 25, 1995 (for purposes of this Agreement, any rate selected pursuant to this clause shall be





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Loan Agreement/Mercury Cellular of Kansas
Loan No. T0364

              deemed to be a Treasury Rate); and provided further, however, that each Portion of the Loan accruing interest at a Treasury Rate shall be repaid in part as provided in Section 5 on each Payment Date (as defined in Section 5) occurring during the applicable Interest Period. The term "U.S. Treasury Rate" shall mean the yield to maturity on U.S. Treasury instruments having the same maturity as the last day of the Interest Period selected, as indicated by Telerate (page 5) at approximately 9:30 a.m., Eastern time, on the date the interest rate is fixed. If, however, no yield is available for the period selected, then the interest rate shall be interpolated based on the interest rates quoted for the next longest and shortest periods of time. In the event Telerate ceases to provide such quotations or materially changes the form or substance of page 5 (as determined by CoBank), then CoBank will notify the Borrower and the parties hereto will agree upon a substitute basis for obtaining such quotations.

                            (b) QUOTED RATE OPTION. As to any Portion or Portions selected by the Borrower, interest shall accrue pursuant to this quoted fixed rate option at a fixed annual interest rate (a "Quoted Rate") equal to the rate quoted by CoBank, in its sole and absolute discretion, on the date any such Portion is to be fixed pursuant to this option for the Interest Period selected by the Borrower for such Portion. Under this option, each Portion so fixed for any separate Interest Period must be in a minimum amount of $100,000 and Portions may be fixed for Interest Periods ranging from 30 days to the Maturity Date; provided, however, that Interest Periods may expire only on a Business Day; and provided further, however, that each Portion of the Loan accruing interest at a Quoted Rate shall be repaid in part as provided in
              Section 5 on each Payment Date occurring during the applicable Interest Period.

                     (3) SELECTION AND CHANGES OF RATES. The Borrower shall select the applicable interest rate or rates at the time it gives CoBank written notice of the Funding Date pursuant to Section 3. The Borrower may, on any Business Day, elect to have one of the fixed rate options apply to any Portion of the Loan then accruing interest at the Variable Rate. With respect to any Portion of the Loan accruing interest pursuant to one of the fixed rate options, the Borrower may, subject to Subsection (A)(2), on the last day of the Interest Period for such Portion, elect to fix the interest rate accruing on such Portion for another Interest Period pursuant to one of the fixed rate options. In the absence of any such election, interest shall automatically accrue on such Portion of the Loan at the Variable Rate. From time to time, the Borrower may elect on a Business Day and upon payment of the Surcharge (as defined in, and calculated pursuant to, Section 6) to convert all, but not





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Loan Agreement/Mercury Cellular of Kansas
Loan No. T0364


       part, of any Portion of the Loan accruing interest pursuant to one of the fixed rate options to accrue interest at the Variable Rate or pursuant to another of the fixed rate options for an Interest Period as provided in Subsection (A)(2). Except for the initial selection, all interest rate selections provided for herein shall be made by telephonic or written request of an authorized employee of the Borrower by 12:00 noon, Eastern time, on the relevant day.

                     (4) ACCRUAL OF INTEREST. Interest shall accrue pursuant to the fixed rate options from and including the first day of the applicable Interest Period to but excluding the last day of the Interest Period. If the Borrower elects to refix the interest rate on any Portion of the Loan pursuant to Subsection (A)(3), the first day of the new Interest Period shall be the last day of the preceding Interest Period. In the absence of any such election, interest shall accrue on such Portion at the Variable Rate from and including the last day of such Interest Period. If the Borrower elects to convert from one of the fixed rate options to the Variable Rate or to another fixed rate option upon payment of the Surcharge as provided in Subsection (A)(3), interest at the existing fixed rate shall accrue through the day before such conversion and either (i) the first day of any new Interest Period shall be the date of such conversion, or (ii) interest at the Variable Rate shall accrue on the Portion of the Loan so converted from and including the date of conversion.

              (B) MARGINS. The NVR Margin shall be 1.00% and the Treasury Margin shall be 3.00% from the date hereof through June 30, 1996. Thereafter, the NVR Margin and the Treasury Margin (accordingly, the Treasury Rate with respect to any Portion of the Loan fixed pursuant to Sections 4(A)(1) and (2) may fluctuate during the Interest Period selected for such Portion, which fluctuation shall depend on changes in the applicable Treasury Margin pursuant to this Section 4(B)) shall be equal to the percentage specified below based on the Total Leverage Ratio (as hereinafter defined) of the Borrower on the last day of the immediately preceding fiscal quarter:

     TOTAL LEVERAGE RATIO             NVR MARGIN     TREASURY MARGIN
     --------------------             ----------     ---------------
       Greater than 5.00                 1.00%              3.00%

       3.50 to 5.00                      0.50%              2.25%

       Less than 3.50                    (0.25)%            1.75%

              The applicable NVR Margin and the Treasury Margin shall be (i) increased, if warranted, beginning the 5th Business Day following CoBank's receipt of the financial statements required pursuant to Sections 13(I)(1) and
(2) and the compliance certificate





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
Loan Agreement/Mercury Cellular of Kansas
Loan No. T0364


required pursuant to Section 13(I)(9) and (ii) decreased, if warranted, beginning the 5th Business Day following CoBank's receipt of such financial statements and compliance certificate and the Borrower's written request to decrease the margin. In the event that CoBank shall not receive when due such financial statements and compliance certificate, then from such due date and until the 5th Business Day following CoBank's receipt of such overdue financial statements and compliance certificate (and in the event a decrease in the applicable margin is then warranted, receipt of the Borrower's written request to decrease such margin), the NVR Margin shall be 1.00% and the Treasury Margin shall be 3.00%.

              The term "Total Leverage Ratio" shall mean the ratio of Indebtedness to Operating Cash Flow (as such terms are hereinafter defined). The term "Indebtedness" shall mean (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of property or services other than accounts payable arising in connection with the purchase of inventory on terms customary in the trade, (iii) obligations, whether or not assumed, secured by liens or payable out of the proceeds or production from property now or hereafter owned or acquired, (iv) obligations which are evidenced by notes, acceptances or other instruments, (v) capitalized agreements, (vi) fixed rate hedging obligations that are due (after giving effect to any period of grace or notice requirement applicable thereto) and remain unpaid, and (vii) fixed payment obligations under guarantees that are due and remain unpaid. The term "Operating Cash Flow" shall mean the sum of (a) pre-tax income, or deficit, as the case may be, after payment of all management fees (excluding extraordinary gains and the write up of any asset, and any investment income or loss), (b) total interest expense (including non-cash interest), (c) depreciation and amortization expense, and (d) management fees accruing during the applicable period but unpaid. Operating Cash Flow shall be measured for the then most recently completed four fiscal quarters, adjusted to give effect to any acquisition, sale or other disposition of any operation or business (or any portion thereof) during the period of calculation as if such acquisition, sale or other disposition occurred on the first day of such period of calculation. All calculations necessary for the determination of the Total Leverage Ratio shall be made in accordance with generally accepted accounting principles ("GAAP") consistently applied for the Borrower alone, without taking into account the financial results or assets and liabilities of any affiliated entity.

              (C) MARGIN ADJUSTMENTS. Notwithstanding the foregoing, if the spread between CoBank's cost of funds (as determined by CoBank in accordance with its methodology) and the U.S. Treasury Rate for any Interest Period selected by the Borrower pursuant to Subsection (A) should widen (or lessen) from the spread in effect for the same period of time on December 15, 1994, then the Treasury Margin may be adjusted upward (or downward) at CoBank's discretion to reflect any such change. No such adjustment shall be applied retroactively to any Portion of the Loan prior to the end of the Interest Period for such Portion.





                                      -5-
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Loan Agreement/Mercury Cellular of Kansas
Loan No. T0364

              (D) PAYMENT AND CALCULATION. The Borrower shall pay interest monthly in arrears by the 20th day of the following month, upon any prepayment and at maturity. Interest shall be calculated on the actual number of days the Loan, or any part thereof, is outstanding on the basis of a year consisting of 360 days. In calculating accrued interest, the date the Loan is made shall be included and the date any principal amount of the Loan is repaid or prepaid shall be excluded as to such amount.

              (E) DEFAULT RATE. If prior to maturity the Borrower fails to make any payment or investment required to be made under the terms of this Agreement or the Note (including this Section 4) or the Note (as defined in Section 7), then, at CoBank's option in each instance, such payment or investment shall accrue interest at 4% per annum in excess of the Variable Rate. After maturity, whether by reason of acceleration or otherwise, the unpaid principal balance of the Loan shall automatically accrue interest at 4% per annum in excess of the Variable Rate. All interest provided for in this Subsection (D) shall be payable on demand and shall be calculated from and including the date such payment was due to but excluding the date paid on the basis of a year consisting of 360 days.

              (F) ORIGINATION FEE. The Borrower shall pay to CoBank a non-refundable origination fee in the amount of $149,625, of which $10,000 was paid by the Borrower upon acceptance of CoBank's commitment letter, dated December 5, 1994, relating to the Loan.

       SECTION 5. PRINCIPAL REPAYMENT AND MATURITY. The principal balance of the Loan outstanding on the Termination Date shall be repaid in eighty-four
(84) consecutive monthly installments, due on the 20th day of each month (each, a "Payment Date"), commencing on January 20, 1996, with the last such monthly installment due on December 20, 2002 (the "Maturity Date"). The amount of each such installment of principal during each of the following calendar years shall be equal to the amount derived by multiplying the principal balance of the Loan outstanding on the Termination Date by the percentage set forth below for such calendar year:

       YEAR          PERCENTAGE     YEAR         PERCENTAGE
       ----          ----------     ----         ----------
       1996            0.417%       2000           1.459%
       1997            0.625%       2001           1.667%
       1998            0.834%       2002           2.084%
       1999            1.250%

Any Portion of the Loan accruing interest at the Variable Rate and each Portion of the Loan accruing interest at a Treasury Rate shall be reduced by an amount equal to the amount of each installment payment made pursuant to this Section 5 multiplied by a





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Loan Agreement/Mercury Cellular of Kansas
Loan No. T0364


fraction, the numerator of which is the outstanding principal balance of such Portion immediately prior to such payment and the denominator of which is the total outstanding principal balance of the Loan immediately prior to such payment. On the Maturity Date, the amount of the then unpaid principal balance of the Loan and any and all other amounts due and owing hereunder or under any other Loan Document shall be due and payable. If any Payment Date is not a Business Day, then the principal installment then due shall be paid on the next Business Day and shall continue to accrue interest until paid.

       SECTION 6. PREPAYMENT. The Borrower may, on one Business Day's prior written notice, (i) prepay in full or in part any Portion of the Loan accruing interest at the Variable Rate, and (ii) prepay in full (but not in part) any Portion of the Loan accruing interest pursuant to one of the fixed rate options. After the Termination Date, any prepayment shall be applied in such a manner as to reduce the amount owing on each remaining principal installment due pursuant to Section 5 by a percentage determined by dividing the amount prepaid by the total unpaid principal balance of the Loan immediately prior to such prepayment. For purposes of calculating the surcharge provided in this
Section 6, but not for purposes of reducing amounts due on each Payment Date, conversion of a Portion of the Loan accruing interest pursuant to one of the fixed rate options to a different rate pursuant to Section 4(A)(3) shall be deemed a prepayment in full of that Portion of the Loan. Notwithstanding the foregoing, upon any prepayment of any Portion of the Loan accruing interest pursuant to one of the fixed rate options and as a condition to any voluntary prepayment, the Borrower shall pay to CoBank, on the date of such prepayment, a surcharge (the "Surcharge") determined and calculated as follows:

              (A) Determine the difference between: (i) CoBank's cost of funds (determined in accordance with its standard methodology) on the date the interest rate was fixed to fund the Portion of the Loan being prepaid; minus
(ii) CoBank's cost of funds (determined in accordance with such methodology) on the date of prepayment to fund a new loan with a maturity equal to the remainder of the selected Interest Period of the Portion of the Loan being prepaid. If such difference is negative, then no Surcharge is payable.

              (B) If such difference is positive, divide the result determined in Subsection (A) by 12.

              (C) For each month or part thereof during which the Portion of the Loan being prepaid was scheduled to have been outstanding, multiply the amount determined in Subsection (B) by that part of the Portion of the Loan being prepaid that was scheduled to have been outstanding during such month (such that there is a monthly calculation for each month during which the Portion of the Loan being prepaid was scheduled to have been outstanding).





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Loan Agreement/Mercury Cellular of Kansas
Loan No. T0364

              (D) Determine the present value of each monthly calculation made under Subsection (C) based upon the scheduled time that interest on the Portion of the Loan being prepaid would have been payable and a discount rate equal to the rate set forth in Subsection (A)(ii).

              (E) Add all of the calculations made under Subsection (D). The result shall be the Surcharge.

       SECTION 7. NOTE. The Borrower's obligation to repay the Loan shall be evidenced by a promissory note in form and content acceptable to CoBank and to the Borrower (as the same may be amended, supplemented, extended or restated from time to time, and any promissory note that may be issued from time to time in substitution, renewal, extension, replacement or exchange therefor, the "Note").

       SECTION 8. MANNER AND TIME OF PAYMENT. If any date on which payment is due hereunder is not a Business Day, the payment shall be made on the next succeeding Business Day. The Borrower shall make each payment under this Agreement and under the Note by wire transfer of immediately available funds or by check. Wire transfers shall be made to the Federal Reserve Bank of Kansas City for advice to and credit of CoBank, Federal Reserve Bank account number 3070-8875-4 (or to such other account as CoBank may designate by notice) with sufficient information to identify the source and application of such funds. The Borrower shall give CoBank telephonic notice no later than 12:00 noon, Eastern time, of its intent to pay by wire transfer. Wire transfers received after 3:00 p.m., Eastern time, shall be credited on the next Business Day. Checks shall be mailed or delivered to CoBank at Drawer CS 198552, Atlanta, Georgia 30384-8552 (or to such other address as CoBank may designate by notice). Credit for payment by check will not be given until the next Business Day after receipt of the check or the actual receipt of immediately available funds, whichever is later.

       SECTION 9. CAPITALIZATION. The Borrower agrees to purchase such equity in CoBank as CoBank may from time to time require in accordance with its bylaws and capital plan; provided, however, that CoBank may not require the Borrower to purchase equity in CoBank in an amount greater than 13% of the portion of CoBank's five-year average risk-adjusted asset base attributable to loans made by CoBank to the Borrower. In connection with the foregoing, the Borrower hereby acknowledges receipt, prior to the execution of this Agreement, of CoBank's bylaws, a written description of the terms and conditions under which the equity is issued, CoBank's Loan-Based Capital Plan, CoBank's most recent annual report, and if more recent than CoBank's latest annual report, its latest quarterly report. The Borrower hereby consents and agrees that the amount of any distributions with respect to its patronage with CoBank that are made in qualified written notices of allocation (as defined in 26 U.S.C.
Section 1388) and that are received by the Borrower from CoBank will be





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Loan Agreement/Mercury Cellular of Kansas
Loan No. T0364


taken into account by the Borrower at the stated dollar amounts whether the distribution is evidenced by a Participation Certificate or other form of written notice that such distribution has been made and recorded in the name of the Borrower on the records of CoBank. All such investments and all other equities which the Borrower may now own or hereafter acquire or be allocated in CoBank shall be subject to a statutory first lien in favor of CoBank.

       SECTION 10. SECURITY. The Loan and the Note are secured by that certain
(i) Security Agreement, dated as of even date herewith, made by the Borrower to CoBank (as the same may be amended, supplemented, extended or restated from time to time, the "Security Agreement") pursuant to which the Borrower shall grant to CoBank a first priority security interest in all of its now owned or hereafter acquired tangible and intangible personal property; and (ii) Collateral Assignment of Leases, dated as of even date herewith, made by the Borrower to CoBank (as the same may be amended, supplemented, extended or restated from time to time, the "Assignment") pursuant to which the Borrower shall assign to CoBank all of its rights in and to such leases, permits and other agreements with respect to cell sites or antenna locations as CoBank shall require.

       The Loan and the Note shall be guaranteed by that certain Limited Recourse Continuing Guaranty, dated as of even date herewith, made by Mercury Cellular Telephone Company ("MCTC") for the benefit of CoBank (as the same may be amended, supplemented, extended or restated from time to time, the "MCTC Limited Recourse Guaranty"). The Loan, the Note and MCTC Limited Recourse Guaranty shall be secured by that certain MCTC Pledge Agreement, dated as of even date herewith, by and between MCTC and CoBank, as beneficiary of the MCTC Limited Recourse Guaranty and holder of the Note (as the same may be amended, supplemented or restated from time to time, the "MCTC Pledge Agreement"), pursuant to which MCTC shall pledge, on a first priority basis, all of its now owned or hereafter acquired capital stock in the Borrower.

       SECTION 11. CONDITIONS PRECEDENT.

              (A) INITIAL ADVANCE. CoBank's obligation to make the initial advance under the Loan is subject to the satisfaction of each of the following conditions precedent on or before the Funding Date:

                     (1) LOAN DOCUMENTS. That CoBank receive duly executed originals of this Agreement, the Note, the Security Agreement, the Assignment, the MCTC Limited Recourse Guaranty, the MCTC Pledge Agreement and all other instruments and documents contemplated hereby or thereby (collectively, the "Loan Documents").





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
Loan Agreement/Mercury Cellular of Kansas
Loan No. T0364

                     (2) AUTHORIZATION. That CoBank receive copies of all corporate documents and proceedings of the Borrower and MCTC authorizing the execution, delivery, and performance of the Loan Documents to which each is a party, certified by appropriate officers of such entities.

                     (3) APPROVALS. That CoBank receive evidence satisfactory to it that all federal and state consents and approvals (including, without limitation, all regulatory approvals) which are necessary for, or required as a condition of, the validity and enforceability of the Loan Documents, the creation or perfection of the liens and security interests identified in Section 10, or the completion of the acquisition of Miscellco's assets by the Borrower pursuant to the Acquisition Agreement have been obtained and are in full force and effect.

                     (4) OPINIONS OF COUNSEL. That CoBank receive opinions of counsel for the Borrower and MCTC (who shall be mutually acceptable) in form and content acceptable to all parties.

                     (5) FEES, EXPENSES AND CAPITAL. That the Borrower (i) pay the remainder of the origination fee set forth in Section 4(F) and the costs and expenses required to be paid by the Borrower pursuant to
       Section 20; and (ii) make a capital contribution in CoBank in the amount of $1,000.

                     (6) PERMITS. That CoBank receive evidence satisfactory to it that the Borrower possesses all necessary operating permits, authorizations, approvals, and the like which are material to the conduct of the Borrower's business or which may otherwise be required by law.

                     (7) INSURANCE. That CoBank receive evidence of insurance by the Borrower in such amounts and covering such risks as are usually carried by companies in the same or similar business.

                     (8) ENVIRONMENTAL MATTERS. That CoBank receive from the Borrower such update of an environmental checklist and such update of environmental records and procedures for Miscellco as CoBank shall require, all of such information to be satisfactory to CoBank in its sole discretion.

                     (9) PERFECTION AND PRIORITY OF LIENS. That CoBank receive an opinion of counsel in form and content acceptable to it to the effect that, as of the Funding Date, CoBank has a duly perfected security interest or lien in all collateral covered by the Security Agreement, the Assignment, and the MCTC Pledge

Loan Agreement/Mercury Cellular of Kansas
Loan No. T0364

       Agreement, subject in each case to no prior liens other than as permitted in such documents.

                     (10) NO MATERIAL ADVERSE CHANGE. That from December 31, 1993, to the Funding Date there shall not have occurred any event which has had or could have a Material Adverse Effect (as hereinafter defined) on Miscellco. For purposes of this Agreement, the term "Material Adverse Effect" when used with reference to any entity shall mean a material adverse effect on the condition, financial or otherwise, operations, properties or business of such entity or on the ability of such entity to perform its obligations under the Loan Documents to which it is a party.

                     (11) NO INJUNCTION. That no court or other government body or public authority shall have issued an order which shall then be in effect restraining or prohibiting the completion of the transactions contemplated hereby.

                     (12) MISCELLCO ACQUISITION. That, concurrently with such advance, the Borrower shall have acquired the real and personal property of Miscellco in accordance with the terms of the Acquisition Agreement, free and clear of any and all liens and encumbrances, and that CoBank receive such evidence thereof as it shall reasonably require.

                     (13) RUS ELIGIBILITY. That CoBank receive a certification satisfactory to it from the Rural Utilities Service to the effect that the Borrower is eligible to borrow from the Rural Utilities Service.

                     (14) OTHER DOCUMENTS. That CoBank receive such other opinions, certificates and documents as CoBank may reasonably request.

              (B) ALL ADVANCES. CoBank's obligation to make each advance hereunder, including the initial advance, is subject to the satisfaction of each of the following conditions precedent on or before the date of such advance:

                     (1) EVENT OF DEFAULT. That no Event of Default (as that term is defined in Section 15) exists, and that there has occurred no event which with the passage of time or the giving of notice, or both, could become an Event of Default (each such event, a "Default").

                     (2) REPRESENTATIONS AND WARRANTIES. That the representations and warranties of the Borrower contained in this Agreement and any other Loan Document to which it is a party and of MCTC contained in the MCTC Limited

Loan Agreement/Mercury Cellular of Kansas
Loan No. T0364


       Recourse Guaranty, the MCTC Pledge Agreement and any other Loan Documents to which it is a party be true and correct in all material respects on and as of the date of such advance, as though made on and as of such date.

                     (3) OFFICER'S CERTIFICATE. That CoBank receive, if it so requests, a certificate, in the form attached hereto as Exhibit A, dated the date of such advance, signed by an officer of the Borrower acceptable to CoBank, certifying as to the truth and accuracy of the representations and warranties of the Borrower and MCTC under the Loan Documents and the satisfaction of each of the conditions applicable to the making of the advance under the Loan specified herein and, in connection with the initial advance hereunder, such other matters relating to the closing as CoBank shall require.

       SECTION 12. REPRESENTATIONS AND WARRANTIES. To induce CoBank to make advances hereunder, and recognizing that CoBank is relying hereon, the Borrower represents and warrants, as of the date of this Agreement, as of the Funding Date, and as of the date of each advance hereunder, as follows:

              (A) ORGANIZATION; POWERS; ETC. The Borrower (i) is duly organized, validly existing, and in good standing under the laws of the state of its incorporation; (ii) is duly qualified to do business and is in good standing in each jurisdiction in which the character of its properties or the nature of its business requires such qualification; (iii) has all requisite corporate and legal power to own and operate its assets and to carry on its business and to enter into and perform its obligations under the Loan Documents to which it is a party; (iv) has duly and lawfully obtained and maintains all licenses, certificates, permits, authorizations, approvals, and the like which are material to the conduct of its business or which may be otherwise required by law; and (v) is eligible to borrow from CoBank.

              (B) DUE AUTHORIZATION; NO VIOLATIONS; ETC. The execution and delivery by the Borrower of, and the performance by the Borrower of its obligations under, the Loan Documents to which it is a party have been duly authorized by all requisite corporate action on the part of the Borrower and its Shareholders and do not and will not (i) violate any provision of any law, rule or regulation, any judgment, order or ruling of any court or governmental agency, the articles of incorporation or bylaws of the Borrower, or any agreement, indenture, mortgage, or other instrument to which the Borrower is a party or by which the Borrower or any of its properties are bound, or (ii) be in conflict with, result in a breach of, or constitute with the giving of notice or lapse of time, or both, a default under any such agreement, indenture, mortgage, or other instrument.

Loan Agreement/Mercury Cellular of Kansas
Loan No. T0364

              (C) GOVERNMENTAL APPROVAL. No consent, permission, authorization, order, or license of any governmental authority is necessary in connection with the execution, delivery, performance, or enforcement of the Loan Documents to which the Borrower is a party, the creation and perfection of the liens and security interests granted thereby, or the acquisition by the Borrower of the assets of Miscellco in accordance with the Acquisition Agreement, except such as have been obtained and are in full force and effect.

              (D) BINDING AGREEMENT. Each of the Loan Documents to which the Borrower is a party is, or when executed and delivered will be, the legal, valid, and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, subject only to limitations on enforceability imposed by (i) applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors' rights generally, and (ii) general equitable principles.

              (E) COMPLIANCE WITH LAWS. The Borrower is in compliance in all material respects with all federal, state, and local laws, rules, regulations, ordinances, codes, and orders (collectively, "Laws"), the failure to comply with which could have a Material Adverse Effect on the Borrower.

              (F) ENVIRONMENTAL COMPLIANCE. Without limiting the provisions of Subsection (E), all property owned or leased by the Borrower and all operations conducted by it are in compliance in all material respects with all Laws relating to environmental protection, the failure to comply with which could have a Material Adverse Effect on the Borrower.

              (G) LITIGATION. There are no pending legal, arbitration, or governmental actions or proceedings to which the Borrower is a party or to which any of its property is subject which could have a Material Adverse Effect on the Borrower, and to the best of the Borrower's knowledge, no such actions or proceedings are threatened or contemplated.

              (H) FINANCIAL STATEMENTS; NO MATERIAL ADVERSE CHANGE; ETC. The audited financial statements of MCTC for the fiscal year ended December 31, 1993, the unaudited financial statements of MCTC for the fiscal year ended December 31, 1994, and the unaudited financial statements of MCTC for the two-month period ended February 28, 1995, submitted to CoBank in connection with the Loan fairly and fully present in all material respects the financial condition of MCTC and the results of the operations of MCTC for the periods covered thereby and were prepared in accordance with GAAP consistently applied and any system of accounts to which such entities were subject. Since December 31, 1993, there has occurred no event which has had or could have a Material Adverse Effect on MCTC. All budgets, projections, feasibility studies, and other

Loan Agreement/Mercury Cellular of Kansas
Loan No. T0364

documentation submitted by the Borrower to CoBank in connection with the Loan were based upon assumptions that were reasonable and realistic at the time submitted and, as of the date hereof, no fact has come to light, and no event or transaction has occurred, which would cause any assumption made therein not to be reasonable or realistic.

              (I) PRINCIPAL PLACE OF BUSINESS; RECORDS. The principal place of business and chief executive office of the Borrower and the place where the records required by Section 13(G) are kept is at the address of the Borrower shown in Section 19.

              (J) EMPLOYEE BENEFIT PLANS. To the extent applicable, the Borrower is in compliance in all material respects with the applicable provisions of the Employee Retirement Income Security Act of 1974, as amended, and the regulations and published interpretations thereunder.

              (K) TAXES. The Borrower has filed or caused to be filed all federal, state and local tax returns that are required to be filed, and has paid all taxes as shown on said returns or on any assessment received by the Borrower to the extent that such taxes have become due, unless such taxes are being contested by the Borrower in good faith and by appropriate proceedings and then only to the extent reserves required by GAAP have been set aside on the Borrower's books therefor.

              (L) INVESTMENT COMPANY ACT; PUBLIC UTILITY HOLDING COMPANY ACT. The Borrower is not an "investment company" as that term is defined in, and is not otherwise subject to regulation under, the Investment Company Act of 1940, as amended. The Borrower is not a "holding company" as that term is defined in, and is not otherwise subject to regulation under, the Public Utility Holding Company Act of 1935, as amended.

              (M) USE OF PROCEEDS. The funds to be borrowed hereunder will be used only as contemplated hereby. No part of such funds will be used to purchase any "margin securities" or otherwise in violation of the regulations of the Federal Reserve System.

              (N) LICENSES; PERMITS; ETC. The Borrower is the valid holder of all licenses, certificates, permits, authorizations, approvals, and the like which are material to the conduct of its business or which may be required by law, including, without limitation, all FCC licenses and permits and all licenses and permits (if any) required by the Commission, and all such licenses, certificates, permits, authorizations, approvals, and the like are in full force and effect.

              (O)    SUBSIDIARIES. The Borrower has no subsidiaries.

Loan Agreement/Mercury Cellular of Kansas
Loan No. T0364


       SECTION 13. AFFIRMATIVE COVENANTS. Unless otherwise agreed to in writing by CoBank, while this Agreement is in effect, the Borrower covenants and agrees to:

              (A) CORPORATE EXISTENCE. Preserve and keep in full force and effect its corporate existence and good standing in the jurisdiction of its incorporation, and its qualification to transact business and good standing in all places in which the character of its properties or the nature of its business requires such qualification.

              (B) COMPLIANCE WITH LAWS AND AGREEMENTS. Comply in all material respects with (i) all Laws, the failure to comply with which could have a Material Adverse Effect on the Borrower; and (ii) all agreements, indentures, mortgages, and other instruments to which it is a party or by which it or any of its property is bound.

              (C) COMPLIANCE WITH ENVIRONMENTAL LAWS. Without limiting the provisions of Subsection (B), comply in all material respects with, and cause all persons occupying or present on any properties owned or leased by it to so comply with, all Laws relating to environmental protection, the failure to comply with which could have a Material Adverse Effect on the Borrower.

              (D) LICENSES; PERMITS; ETC. Duly and lawfully obtain and maintain in full force and effect all licenses, certificates, permits, authorizations, approvals, and the like which are material to the conduct of its business or which may be required by Law, including, without limitation, all FCC licenses and permits and all licenses and permits, if any, of the Commission.

              (E) INSURANCE. Maintain insurance with insurance companies or associations acceptable to CoBank in such amounts and covering such risks as are usually carried by companies engaged in the same or similar business and similarly situated, and make such increases in the type or amount of coverage as CoBank may request. All such policies insuring any collateral provided for in any Loan Document shall provide for loss payable clauses or endorsements in form and content acceptable to CoBank. At the request of CoBank, all policies (or such other proof of compliance with this Subsection (E) as may be satisfactory to CoBank) shall be delivered to CoBank.

              (F) PROPERTY MAINTENANCE. Maintain and preserve at all times its property, and each and every part and parcel thereof, in good repair, working order and condition, ordinary wear and tear excepted.

              (G) BOOKS AND RECORDS. Keep adequate records and books of account in accordance with GAAP consistently applied and any system of accounts to which the Borrower is subject.

Loan Agreement/Mercury Cellular of Kansas
Loan No. T0364

              (H) INSPECTION. Permit CoBank or its agents, during normal business hours or at such other times as the parties may agree, to examine its properties, books, and records, and to discuss its affairs, finances, operations, and accounts with its officers, directors, employees and independent certified public accountants.

              (I)    REPORTS AND NOTICES. Furnish to CoBank:

                     (1) ANNUAL FINANCIAL STATEMENTS. As soon as available, but in no event later than 120 days after the end of each fiscal year of the Borrower occurring during the term hereof, annual consolidated and consolidating financial statements of the Borrower prepared in accordance with GAAP consistently applied and any system of accounts to which the Borrower is subject. Each of such financial statements shall:
       (i) be audited by independent certified public accountants selected by the Borrower and acceptable to CoBank; (ii) be accompanied by a report of such accountants containing an opinion acceptable to CoBank; (iii) be prepared in reasonable detail; and (iv) include a balance sheet, a statement of income, a statement of retained earnings, a statement of cash flows, and all notes and schedules relating thereto.

                     (2) MONTHLY AND YEAR-TO-DATE FINANCIAL STATEMENTS. As soon as available but in no event later than 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower occurring during the term hereof, unaudited monthly (for the three months immediately preceding such fiscal quarter end) and year-to-date financial statements of the Borrower prepared in accordance with GAAP consistently applied and any system of accounts to which the Borrower is subject (except for the omission of footnotes and for the effect of normal year-end audit adjustments). Each of such financial statements shall: (i) be prepared in reasonable detail; and (ii) include a balance sheet, a statement of income for such months and for the period year-to-date, a statement of cash flows, and such other monthly and year-to-date statements as CoBank may specifically request, which statements shall include any and all supplements thereto.

                     (3) FINANCIAL FORECAST. As soon as available, but in no event later than 30 days after the first day of each fiscal year of the Borrower, a one-year financial forecast for the Borrower which shall include, without limitation, a statement of income, a balance sheet, a statement of sources and uses of funds, capital expenditure projections and such other information as CoBank shall reasonably require.

                     (4) NOTICE OF DEFAULT. Promptly after becoming aware thereof, notice of (a) the occurrence of any Default or Event of Default hereunder

Loan Agreement/Mercury Cellular of Kansas
Loan No. T0364


       or under any other Loan Document, and (b) the occurrence of any breach, default, event of default, or other event which with the giving of notice or lapse of time, or both, could become a breach, default, or event of default under any agreement, indenture, mortgage, or other instrument (other than the Loan Documents) to which the Borrower is a party or by which the Borrower or any of its property is bound or affected if the effect of such breach, default, event of default, or other event is to accelerate, or to permit the acceleration of, the maturity of any indebtedness under such agreement, indenture, mortgage, or other instrument; provided, however, that the failure to give such notice shall not affect the right and power of CoBank to exercise any and all of the remedies specified herein.

                     (5) NOTICE OF NON-ENVIRONMENTAL LITIGATION. Promptly after the commencement thereof, notice of the commencement of all actions, suits, or proceedings before any court, arbitrator, or governmental department, commission, board, bureau, agency, or instrumentality affecting the Borrower which could have a Material Adverse Effect on the Borrower.

                     (6) NOTICE OF ENVIRONMENTAL LITIGATION. Without limiting the provisions of Subsection (I)(5), promptly after receipt or becoming aware thereof, notice of the receipt of all pleadings, orders, complaints, indictments, or other communications alleging a condition that may require the Borrower to undertake or to contribute to a cleanup or other response under Laws relating to environmental protection, or which seeks penalties, damages, injunctive relief, or criminal sanctions related to alleged violations of such Laws, or which claims personal injury or property damage to any person or property as a result of environmental factors or conditions or which could have a Material Adverse Effect on the Borrower.

                     (7) REGULATORY AND OTHER NOTICES. Promptly after filing, receipt or becoming aware thereof, copies of any filings or communications sent to or notices or other communications received by the Borrower from any governmental authority, including, without limitation, the Kansas Corporation Commission (the "Commission") and the Federal Communications Commission (the "FCC"), relating to any noncompliance by the Borrower with any Law or with respect to any matter or proceeding the effect of which could have a Material Adverse Effect on the Borrower.

                     (8) MATERIAL ADVERSE CHANGE. Prompt notice of any matter which has had or could have a Material Adverse Effect on the Borrower.

Loan Agreement/Mercury Cellular of Kansas
Loan No. T0364

                     (9) COMPLIANCE CERTIFICATES. Concurrently with each financial statement required to be furnished pursuant to Subsections
       (I)(1) and (I)(2), a certificate in the form attached hereto as Exhibit B executed by the chief accounting officer of the Borrower.

                     (10) ERISA REPORTABLE EVENTS. Within 10 days after the Borrower becomes aware of the occurrence of any Reportable Event (as defined in Section 4043 of ERISA) with respect to the Borrower, a statement describing such Reportable Event and the actions proposed to be taken in response to such Reportable Event.

                     (11) OTHER INFORMATION. Such other information regarding the condition, financial or otherwise, or operations of the Borrower as CoBank may, from time to time, reasonably request.

              (J) FINANCIAL COVENANTS. All calculations necessary for the financial covenants set forth in this Subsection (J) shall be made in accordance with GAAP consistently applied for the Borrower alone, without taking into account the financial results or assets and liabilities of any affiliated entity.

                     (1) TOTAL LEVERAGE RATIO. Commencing June 30, 1996, maintain at all times during the periods set forth below a Total Leverage Ratio not in excess of the ratios set forth below for such periods:

              PERIOD                       RATIO
              ------                       -----
              6/30/96                      6.50x
              9/30/96                      6.00x
              12/31/96                     5.50x
              3/31/97                      5.25x
              6/30/97                      5.00x
              9/30/97                      4.75x
              12/31/97                     4.50x
              3/31/98                      4.25x
              6/30/98                      4.00x
              9/30/98                      3.75x
              12/31/98 and thereafter      3.50x

                     (2) EQUITY TO TOTAL CAPITALIZATION RATIO. Maintain at all times an Equity to Total Capitalization Ratio of not less than 43.0%. The term "Equity to Total Capitalization Ratio" shall mean the ratio derived by dividing (i) the amount derived

Loan Agreement/Mercury Cellular of Kansas
Loan No. T0364

       by subtracting total liabilities from total assets ("Equity") by (ii) the sum of Indebtedness plus Equity.

            (3) DEBT SERVICE COVERAGE RATIO. Commencing June 30, 1996, maintain at all times a Debt Service Coverage Ratio, for the immediately preceding four fiscal quarters, equal to or greater than 1.20 to 1.0. The term "Debt Service Coverage Ratio" shall mean the ratio derived by dividing (i) Operating Cash Flow minus cash taxes by (ii) the aggregate of principal and interest payments due on Indebtedness during the period of calculation.

            (4) OPERATING CASH FLOW. For each of the following fiscal periods, Operating Cash Flow (in each case determined from May 1,1995, and not over the trailing 12-months) shall not be less than the amounts specified below:

              MAY 1, 1995 THROUGH          OPERATING CASH FLOW
              -------------------          -------------------
              June 30, 1995                       $  300,345
              September 30, 1995                  $  796,065
              December 31, 1995                   $1,332,814
              March 31, 1996                      $1,865,869

              (K) AFTER-ACQUIRED REAL PROPERTY. Notify CoBank in writing promptly following the acquisition of any real property or any interest therein and shall execute, deliver and record such additional documents and instruments, including, without limitation, deeds of trust, security deeds and/or mortgages, so as to grant or evidence a grant, and to perfect, a first priority lien, security interest and/or security title in and unto CoBank, securing all obligations of the Borrower under the Loan Documents. Upon any failure of the Borrower to do so, CoBank may make, execute and record any such documents and instruments for and in the name of the Borrower, and the Borrower hereby irrevocably appoints CoBank as its attorney-in-fact to do so, which appointment shall be coupled with an interest.

       SECTION 14. NEGATIVE COVENANTS. Unless otherwise agreed to in writing by CoBank, while this Agreement is in effect, the Borrower shall not:

              (A) BORROWINGS. Create, incur, assume, or allow to exist, directly or indirectly, any indebtedness or liability for borrowed money, for the deferred purchase price of property or services, or for the lease of real or personal property which lease is required to be capitalized under GAAP or which is treated as an operating lease under regulations applicable to it but which otherwise would be required to be capitalized under GAAP, except for (i) obligations to CoBank and (ii) accounts payable to trade creditors and current

Loan Agreement/Mercury Cellular of Kansas
Loan No. T0364

operating liabilities (other than for borrowed money) incurred in the ordinary course of its business.

              (B) LIENS. Create, incur, assume, or allow to exist any mortgage, deed of trust, deed to secure debt, pledge, lien (including the lien of an attachment, judgment, or execution), security interest, or other encumbrance of any kind upon any of its property, real or personal. The foregoing restrictions shall not apply to (i) liens in favor of CoBank; (ii) liens for taxes, assessments, or governmental charges that are not past due, or are being contested in good faith and by appropriate proceedings and then only to the extent reserves required by GAAP have been set aside therefor; (iii) liens, pledges, and deposits under workers' compensation, unemployment insurance, and social security laws; (iv) liens, deposits, and pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), and like obligations arising in the ordinary course of its business as conducted on the date hereof; and (v) liens imposed by law in favor of mechanics, materialmen, warehousemen, lessors and like persons that secure obligations that are not past due, or are being contested in good faith and by appropriate proceedings and then only to the extent reserves required by GAAP have been set aside therefor.

              (C) MERGERS; ACQUISITIONS; ETC. Merge or consolidate with any other entity or acquire all or substantially all of the assets of any person or entity, or form or create any subsidiary or commence operations under any other name, organization, or entity, including any joint venture.

              (D) TRANSFER OF ASSETS. Sell, transfer, lease, enter into any contract for the sale, transfer or lease of, or otherwise dispose of, any of its assets, except in the ordinary course of its business.

              (E) LOANS AND INVESTMENTS. After the date hereof, make any loan or advance to, invest in, purchase or make any commitment to purchase any commercial paper, stock, bonds, notes, or other securities of any person or entity (each, whether made directly or indirectly, an "Investment") in an amount in excess of $100,000 as to any sing]e Investment or in excess of $1,000,000 as to all Investments existing at any time, other than (i) securities or deposits issued, guaranteed or fully insured as to payment by the United States of America or any agency thereof, (ii) stock or other securities of CoBank, (iii) commercial paper, stocks, bonds, notes or other securities of institutions whose senior unsecured debt obligations are rated by a nationally recognized rating organization in any of its three highest rating categories or any equivalent successor rating categories, or (iv) mutual funds that have a four star rating by Morningstar Mutual Funds, 225 West Wacker Drive, Chicago, Illinois 60606, or an equivalent rating by a nationally recognized rating organization.

Loan Agreement/Mercury Cellular of Kansas
Loan No. T0364


              (F) GUARANTEES. Guarantee, assume or otherwise become obligated or liable with respect to the indebtedness or other obligations of any person or entity.

              (G) CHANGE IN BUSINESS. Engage in any business activity or operation different from or unrelated to the Borrower's current business activities or operations.

              (H) DISPOSITION OF LICENSES. Sell, assign, transfer, or otherwise dispose of, or attempt to dispose of, in any way, any registrations, licenses, franchises, grants, permits, or other governmental approvals.

              (I) SALARIES; WAGES; COMPENSATION. Pay any wages, salaries or other compensation to any officer, director, stockholder (or relative thereof) of the Borrower unless such compensation shall be (i) reasonable and comparable with compensation paid by companies of like nature, similarly situated, and
(ii) payment for services actually rendered.

              (J) DIVIDENDS. Make, declare or pay, directly or indirectly, any dividend or other distribution of assets to shareholders of the Borrower, retire, redeem, purchase or otherwise acquire for value any capital stock of the Borrower.

       SECTION 15. EVENTS OF DEFAULT. Each of the following shall constitute an "Event of Default" hereunder:

              (A) PAYMENT DEFAULT. The failure by the Borrower to make any payment or investment required to be made hereunder, under the Note, or under any other Loan Document when due.

              (B) REPRESENTATIONS AND WARRANTIES. Any representation or warranty made by the Borrower or MCTC herein or in any other Loan Document, or any factual statement made in any certificate delivered in connection with the Loan, shall prove to have been false or misleading in any material respect on or as of the date made.

              (C) CERTAIN AFFIRMATIVE COVENANTS. The failure by the Borrower to perform or comply with any covenant set forth in Section 13 (other than Sections 13(A) and 13(I)(4), (5), (6), (7), (8) and (10)), and such failure continues for 30 days after written notice thereof shall have been delivered by CoBank to the Borrower.

              (D) OTHER COVENANTS AND AGREEMENTS. The failure by the Borrower to perform or comply with any other covenant or agreement contained herein, including, without limitation, any covenant excluded under Subsection
(C).

Loan Agreement/Mercury Cellular of Kansas
Loan No. T0364

              (E) CROSS-DEFAULT. The occurrence of any breach, default, event of default, or event which with the giving of notice or lapse of time, or both, could become a default or event of default under (i) any Loan Document other than this Agreement, or (ii) the terms of any agreement (other than the Loan Documents) between the Borrower or MCTC and CoBank, including, without limitation, any guaranty, loan agreement, security agreement, pledge agreement, mortgage, deed to secure debt, or deed of trust.

              (F) OTHER INDEBTEDNESS. The occurrence of any breach, default, event of default, or event which with the giving of notice or lapse of time, or both, could become a default or event of default under any agreement, indenture, mortgage, or other instrument by which the Borrower or any of its property is bound or affected (other than the Loan Documents) if the effect of such breach, default, event of default, or event is to accelerate, or to permit the acceleration of, the maturity of any indebtedness under such agreement, indenture, mortgage, or other instrument.

              (G) JUDGMENTS. Any judgment, decree or order for the payment of money in an aggregate amount in excess of $75,000 shall be rendered against the Borrower and either (i) enforcement proceedings shall have been commenced; or (ii) such judgments, decrees, and orders shall continue unsatisfied and in effect for a period of 45 consecutive days without being vacated, discharged, satisfied, or stayed pending appeal.

              (H) INSOLVENCY, ETC. Any of the Borrower or MCTC (i) shall become insolvent or shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they come due; or (ii) shall suspend its business operations or a material part thereof or make an assignment for the benefit of creditors; or (iii) shall apply for, consent to, or acquiesce in the appointment of a trustee, receiver, or other custodian for it or any of its property or, in the absence of such application, consent, or acquiescence, a trustee, receiver, or other custodian is so appointed; or (iv) shall commence with respect to it or have commenced against it any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution, or liquidation law or statute of any jurisdiction.

              (I) ELIGIBILITY. The failure by the Borrower to maintain its eligibility to borrow from CoBank.

              (J) SECURITY. Any of the Security Agreement, the Assignment, the MCTC Pledge Agreement or any mortgage or other instrument entered into pursuant to Section 13(K), or the filings contemplated thereby shall for any reason fail (i) to create a valid and perfected first-priority lien or security interest (subject only to such exceptions as are therein permitted) on any of the property identified therein, or (ii) to secure thereunder the obligations evidenced by the Note, this Agreement or the MCTC Guaranty, as

Loan Agreement/Mercury Cellular of Kansas
Loan No. T0364

applicable. The MCTC Limited Recourse Guaranty shall fail for any reason to be the valid and binding obligation of MCTC, or MCTC shall in any way contest or dispute the validity and binding effect of the MCTC Limited Recourse Guaranty.

       SECTION 16. REMEDIES UPON EVENT OF DEFAULT.

              (A) AUTOMATIC ACCELERATION. Upon the occurrence of an Event of Default under Section 15(H), the entire unpaid principal balance of the Note, all accrued interest thereon, and all other amounts payable under this Agreement, the Note, and all other agreements between CoBank and the Borrower shall become immediately due and payable without protest, presentment, demand, or further notice of any kind, all of which are hereby expressly waived by the Borrower.

              (B) ACCELERATION; ETC. Upon the occurrence of an Event of Default other than under Section 15(H), upon notice to the Borrower, CoBank may declare the entire unpaid principal balance of the Note, all accrued interest thereon, and all other amounts payable under this Agreement and all other agreements between CoBank and the Borrower, to be immediately due and payable. Upon such a declaration, the unpaid principal balance of the Note and all such other amounts shall become immediately due and payable, without protest, presentment, demand, or further notice of any kind, all of which are hereby expressly waived by the Borrower.

              (C) ENFORCEMENT. Upon the occurrence of an Event of Default, CoBank may proceed to protect, exercise, and enforce such rights and remedies as may be provided by agreement or under law including, without limitation, the rights and remedies provided for in the Note and any of the other Loan Documents. Each and every one of such rights and remedies shall be cumulative and may be exercised from time to time, and no failure on the part of CoBank to exercise, and no delay in exercising, any right or remedy shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy preclude any other or future exercise thereof, or the exercise of any other right. In addition, CoBank may hold and/or set off and apply against the Borrower's indebtedness any and all cash, accounts, securities, or other property in CoBank's possession or under its control.

              (D) APPLICATION OF PAYMENTS. After acceleration of the Loan, all amounts received by CoBank shall be applied to the amounts owing hereunder, under the Note, and the other Loan Documents in whatever order and manner as CoBank shall elect.

              (E) REGULATORY APPROVALS. Upon any action by CoBank to commence the exercise of remedies hereunder or under the Mortgage, the Security Agreement, the Assignment or the MCTC Pledge Agreement, the Borrower hereby undertakes and agrees

Loan Agreement/Mercury Cellular of Kansas
Loan No. T0364

to cooperate and join with CoBank in any application to the Commission, the FCC or any other regulatory body, administrative agency, court or other forum (any such entity, a "Governmental Authority") with respect thereto and to provide such assistance in connection therewith as CoBank may request, including, without limitation, the preparation of filings and appearances of officers and employees of the Borrower before such Governmental Authority, in each case in support of any such application made by CoBank, and the Borrower shall not, directly or indirectly, oppose any such action by CoBank before any such Governmental Authority.

       SECTION 17. COMPLETE AGREEMENT; AMENDMENT. This Agreement and the other Loan Documents are intended by the parties to be a complete and final expression of their agreement. No amendment, modification, or waiver of any provision hereof or thereof, nor any consent to any departure of the Borrower herefrom or therefrom, shall be effective unless approved by CoBank and contained in a writing signed by or on behalf of CoBank, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

       SECTION 18. APPLICABLE LAW. Except to the extent governed by applicable federal law, this Agreement shall be governed by and construed in accordance with the laws of the State of Kansas, without reference to choice of law doctrine.

       SECTION 19. NOTICES. All notices hereunder shall be in writing and shall be deemed to be duly given upon delivery, if delivered by "Express Mail," overnight courier, messenger or other form of hand delivery or sent by telegram or facsimile transmission, or 3 days after mailing if sent by certified or registered mail, to the parties at the following addresses (or such other address for a party as shall be specified by like notice):

If to CoBank, as follows:             If to the Borrower, as follows:

CoBank, ACB                           Mercury Cellular of Kansas, Inc.
200 Galleria Parkway                  One Lakeshore Drive, Suite 1495
Suite 1900                            P.O. Drawer 3709
Atlanta, Georgia 30339                Lake Charles, LA 70602
Attn: Rural Utility Banking Group     Attn: Robert Piper;cc:Thomas G. Henning
Fax No.: (404) 618-3202               Fax No.: (318) 439-0769

       SECTION 20. COSTS AND EXPENSES. The Borrower shall reimburse CoBank on demand for all reasonable out-of-pocket costs and expenses incurred by CoBank in connection with the origination, negotiation, preparation and administration of this Agreement and all other Loan Documents, and the preservation and enforcement of CoBank's rights and remedies hereunder and thereunder, including, without limitation: all

Loan Agreement/Mercury Cellular of Kansas
Loan No. T0364

(i) costs and expenses (including intangible and other taxes and any recording fees or expenses) incurred by CoBank to obtain, perfect, maintain, determine the priority of, or release any security contemplated hereunder; (ii) fees and expenses of any outside counsel retained by CoBank to assist CoBank with respect to any matter contemplated by this Section 20 or to review this Agreement and all other Loan Documents and advise CoBank as to its rights and remedies hereunder or thereunder; (iii) fees and expenses of any outside counsel retained by CoBank to represent it in any litigation involving the parties to any of the Loan Documents, including but not limited to, bankruptcy, receivership, or similar proceedings; and (iv) fees, costs and expenses incurred in connection with obtaining surveys and appraisals, if any, required under this Agreement or any other Loan Document; provided, however, that the Borrower shall not be obligated to reimburse CoBank for legal fees (exclusive of associated expenses) for the initial negotiation and documentation of the Loan which, when aggregated with the legal fees (exclusive of associated expenses) of CoBank reimbursed by CTC Financial, Inc. in connection with the initial negotiation and documentation of CoBank Loan No. T0362, exceed $60,000.

       SECTION 21. EFFECTIVENESS; SEVERABILITY. This Agreement shall continue in effect until all indebtedness and obligations of the Borrower hereunder and under all other Loan Documents shall have been fully and finally repaid. Any provision of the Loan Documents which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or thereof.

       SECTION 22. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the Borrower and CoBank and their respective successors and assigns, except that the Borrower may not assign or transfer its rights or obligations hereunder without the prior written consent of CoBank. Without the consent of, but with notice to, the Borrower, CoBank may (a) sell participations to one or more banks or other entities in all or a portion of its rights and obligations under this Agreement, or (b) assign to one or more banks or other entities all or a portion of its rights and obligations under this Agreement.

       SECTION 23. CONSENT TO JURISDICTION. To the maximum extent permitted by law, the Borrower agrees that any legal action or proceeding with respect to this Agreement or any of the other Loan Documents may be brought in the courts of the State of Louisiana or Kansas or of the United States of America for the Western District of Louisiana or the District of Kansas all as CoBank may elect. By execution of this Agreement, the Borrower hereby irrevocably submits to each such jurisdiction, expressly waiving any objection it may have to the laying of venue by reason of its present or future domicile. Nothing contained herein shall affect the right of CoBank to commence legal proceedings or otherwise proceed against the Borrower in any other jurisdiction or to serve process in any manner permitted or required by law.

Loan Agreement/Mercury Cellular of Kansas
Loan No. T0364

       SECTION 24. OBLIGATIONS ABSOLUTE. The obligation of the Borrower to make all payments required to be made under this Agreement shall be independent of any action by the Commission or the FCC with respect to rates and/or disallowance of debt.

       SECTION 25. COUNTERPARTS. This Agreement may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original and shall be binding upon all parties and their respective permitted successors and assigns, and all of which taken together shall constitute one and the same agreement.

       SECTION 26. DEFINED TERMS. For convenience of reference, set forth below opposite each defined term used in this Agreement is the location in this Agreement of the definition of such term:

       Defined Term                            Location
       ------------                            --------
       Acquisition Agreement                   Section 2
       Agreement                               Introductory Paragraph
       Assignment                              Section 10
       Borrower                                Introductory Paragraph
       Business Day                            Section 3
       Capital Lease                           Section 14(A)
       CoBank                                  Introductory Paragraph
       Commission                              Section 13(I)(7)
       Debt Service Coverage Ratio             Section 13(J)(3)
       Default                                 Section 11(B)(1)
       Equity                                  Section 13(J)(2)
       Equity to Total Capitalization Ratio    Section 13(J)(2)
       Event of Default                        Section 15
       FCC                                     Section 13(I)(7)
       Funding Date                            Section 3
       GAAP                                    Section 4(B)
       Governmental Authority                  Section 16(E)
       Indebtedness                            Section 4(B)
       Interest Period                         Section 4(A)(2)
       Laws                                    Section 12(E)
       Loan                                    Section 1
       Loan Documents                          Section 11(A)(1)
       Material Adverse Effect                 Section 11(A)(10)
       Maturity Date                           Section 5
       MCTC                                    Section 10

Loan Agreement/Mercury Cellular of Kansas
Loan No. T0364

       MCTC Limited Recourse Guaranty          Section 10
       MCTC Pledge Agreement                   Section 10
       Miscellco                               Section 2
       National Variable Rate                  Section 4(A)(1)
       Note                                    Section 7
       NVR Margin                              Section 4(A)(1)
       Operating Cash Flow                     Section 4(B)
       Payment Date                            Section 5
       Portion                                 Section 4(A)(1)
       Security Agreement                      Section 10
       Surcharge                               Section 6
       Termination Date                        Section 1
       Total Leverage Ratio                    Section 4(B)
       Treasury Margin                         Section 4(A)(2)
       Treasury Rate                           Section 4(A)(2)
       U.S. Treasury Rate                      Section 4(A)(2)
       Variable Rate                           Section 4(A)(1)

       IN WITNESS WHEREOF, the Borrower has caused this Agreement to be executed and attested under seal and delivered, and CoBank has caused this Agreement to be executed and delivered, each by its duly authorized officers, as of the date first shown above.



                                     MERCURY CELLULAR OF KANSAS, INC.

                                     By: /s/ THOMAS G. HENNING
                                        ---------------------------------------
                                        Name: Thomas G. Henning
                                        Title: President


                                     Attest: /s/ ROBERT PIPER
                                            -----------------------------------
                                            Name: Robert Piper
                                            Title: Secretary

                                                   (CORPORATE SEAL)


                                     COBANK, ACB


                                     By: /s/ MARY KAY DEERING
                                        ---------------------------------------
                                        Name: Mary Kay Deering
                                        Title: Assistant Vice President

Loan Agreement/Mercury Cellular of Kansas
Loan No. T0364

                                   EXHIBIT A

                      ADVANCE CERTIFICATE - LOAN NO. T0364

       THIS CLOSING CERTIFICATE is given by ______________________, President of MERCURY CELLULAR OF KANSAS, INC. (the "Borrower"), pursuant to Section 11(B)(3) of that certain Loan Agreement, dated as of April 20, 1995, by and between CoBank, ACB and the Borrower (the "Loan Agreement"). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Loan Agreement.

       I hereby certify as follows:

       1. I am the President of the Borrower, and as such possess the knowledge and authority to certify to the matters herein set forth, and the matters herein set forth are true and accurate to the best of my present knowledge, information and belief after due inquiry;

       2. The representations and warranties of the Borrower contained in the Loan Agreement, the Security Agreement and the Collateral Assignment, and of MCTC contained in the MCTC Limited Recourse Guaranty and the Pledge Agreement, are true and correct in all material respects on and as of the date hereof;

       3.     No Default or Event of Default exists as of the date hereof; and

       4. Each of the conditions specified in Section 11 of the Loan Agreement required to be satisfied on or prior to the effective date hereof has been fulfilled as of the date hereof.

       IN WITNESS WHEREOF, we have executed this Advance Certificate as of __________ ___, 1995.


                                     -------------------------------------------
                                                                 ,President
                                     ----------------------------
                                     Mercury Cellular of Kansas, Inc.

Loan Agreement/Mercury Cellular of Kansas
Loan No. T0364

                                   EXHIBIT B

                    COMPLIANCE CERTIFICATE - LOAN NO. T0364

              THIS COMPLIANCE CERTIFICATE is given by ______________, the [CHIEF ACCOUNTING OFFICER] of MERCURY CELLULAR OF KANSAS, INC. (the "Borrower"), pursuant to Section 13(I)(9) of that certain Loan Agreement (the "Loan Agreement"), dated as of April 20, 1995, by and between CoBank, ACB and the Borrower. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Loan Agreement.

       I hereby certify as follows:

       1. I am the [CHIEF ACCOUNTING OFFICER] of the Borrower and as such possess the knowledge and authority to certify to the matters set forth in this Compliance Certificate;

       2. Attached hereto as Annex A are the [AUDITED/UNAUDITED] [ANNUAL/MONTHLY] [CONSOLIDATED AND CONSOLIDATING] financial statements of the Borrower, for the fiscal [YEAR/QUARTER] ended ______________, as required by
Section 13(I) [(1)/(2)] of the Loan Agreement. Such financial statements were prepared in accordance with GAAP consistently applied (except as may be noted therein) and any system of accounts to which the Borrower is subject and fairly present the financial condition of the Borrower during the periods covered thereby and as of the dates thereof (subject, if applicable, to normal year-end adjustments);

       3. As of the date of such financial statements, the Borrower is in compliance with the covenants set forth in Section 13(J) of the Loan Agreement. Attached hereto as Annex B are calculations which demonstrate the compliance by the Borrower with such covenants; and

       4. I have reviewed the activities of the Borrower, and consulted with appropriate representatives of the Borrower during the fiscal [YEAR/QUARTER] ended _____________, and reviewed the Loan Documents. As of the date of this Compliance Certificate, there exists no condition, event or act which would constitute a Default or Event of Default under the Loan Agreement, except as disclosed on Annex C hereto.

       IN WITNESS WHEREOF, I have executed this Compliance Certificate as of


                                     -----------------------------------------
                                     [CHIEF ACCOUNTING OFFICER]
                                     Mercury Cellular of Kansas, Inc.